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                                                                     EXHIBIT 3.5



                CERTIFICATE OF DECREASE IN THE NUMBER OF SHARES
                    OF SERIES A CONVERTIBLE PREFERRED STOCK
                                       of
                               V-ONE CORPORATION

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

         We, James F. Chen, President and Chief Executive Officer, and Charles Chen, Secretary of V-ONE Corporation, a corporation organized and existing under the general Corporation Law of the State of Delaware ("Corporation"), in accordance with the provisions of sections 151 and 103 thereof, do hereby certify that

         1. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation on April 4, 1996, adopted a resolution creating a series of preferred stock designated as "Series" A Convertible Preferred Stock." The number of shares constituting the Series A Convertible Preferred Stock was established by such resolution at 1,183,402. A Certificate of Designation, Preferences, and Rights of Series A Convertible Preferred Stock was duly executed, acknowledged, filed and recorded pursuant to Section 103 of the General Corporation Law of the State of Delaware.

         2. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation on May 13, 1996, adopted a further resolution increasing the number of shares constituting the Series A Convertible Preferred Stock by 6,071 shares to a total of 1,189,473 shares.

         3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation on July 19, 1996, adopted a further resolution decreasing the number of shares constituting the Series A Convertible Preferred Stock by 396,492 shares to a total of 792,981 shares.

         IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 1st day of August, 1996.


                                           ----------------------------
                                           JAMES F. CHEN, President and
                                           Chief Executive Officer

Attest:

- -----------------------
CHARLES CHEN, Secretary